Exhibit 10.1

FIRST AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

Dated as of August  7, 2009

between

HILAND HOLDINGS GP, LP

as Borrower

and

THE SECURITY NATIONAL BANK OF ENID

as Lender

FIRST AMENDED AND RESTATED SENIOR SECURED
CREDIT AGREEMENT

This First Amended and Restated Senior Secured Credit Agreement is made, executed and delivered effective as of August 7, 2009 (this “Agreement”), by and between HILAND HOLDINGS GP, LP, a Delaware limited partnership (the “Borrower”), and THE SECURITY NATIONAL BANK OF ENID, a national bank association (“SNB”).

W I T N E S S:

WHEREAS, SNB, concurrently with the execution of this Agreement, has acquired from MidFirst Bank (and its assignees) (i) that certain promissory note (or notes) of Borrower payable to MidFirst Bank (the “Note” or “Notes”), such Note or Notes having been issued by Borrower pursuant to that certain Senior Secured Credit Agreement dated as of September 26, 2006 and entered into by Borrower and MidFirst Bank (the “Existing Credit Agreement”), (ii) the Existing Credit Agreement, and (iii) all Loan Document (as defined in the Existing Credit Agrrement), including the Note or Notes, pertaining to the credit facility provided for in the Existing Credit Agreement; and

WHEREAS, the Existing Credit Agreement provided for an original credit facility to Borrower in the original amount of $25,000,000, and the Borrower, subsequent to the date of the Existing Credit Agreement, voluntarily reduced the credit facility to $10,000,000 as evidenced by Borrower’s letter to MidFirst Bank dated May 12, 2009, and further voluntarily reduced the credit facility from $10,000,000 to $3,000,000 as evidenced by Borrower’s letter to MidFirst Bank dated August 4, 2009; and

WHEREAS, the Borrower has requested SNB amend, renew and restate the existing (which has a current outstanding principal balance of $1,204,616.71) so as to provide for a maximum term credit facility of $3,000,000, and SNB is willing to do so upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, this Agreement amends, restates and renews the original Credit Agreement between Borrower and MidFirst Bank dated as of September 25, 2006, as amended;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto agrees as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance of funds by SNB to the Borrower pursuant to the Term Loan.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).  A Person shall be deemed to be:

(a)           “controlled by” any other Person if such other Person possesses, directly or indirectly, power: (i) to vote 10% or more of the securities having at the time of any determination hereunder voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

(b)           “controlled by” or “under common control with” such other Person if such other Person is the executor, administrator, or other personal representative of such Person.

Without limitation, each unit holder holding 10% or more of the securities of the Borrower and each Subsidiary of the Borrower and each subsidiary of any subsidiary of the Borrower shall be considered an Affiliate of the Borrower.

“Applicable Rate” means the rate of interest charged on the Loan, which is National Prime Rate plus one percent (1%), but in no event less than five percent (5%), to be adjusted as changes occur in the National Prime Rate.

“Borrowing” means a borrowing of an Advance made by SNB pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close.

“Capital Expenditures” means material payments for assets that will benefit more than one accounting period, as determined in accordance with GAAP.

“Capitalized Lease” means any lease of real or personal property to the Borrower or any Subsidiary that is or should be capitalized on the balance sheet of such Person in accordance with GAAP, together with any other lease to such Person which is in substance a financing lease, including, without limitation, any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

“Cash Equivalents” means obligations issued by the United States government or any agency thereof, and negotiable bank certificates of deposit and bankers’ acceptances issued and payable in the United States; in any case maturing not later than one year after issuance.

“Cash Interest Expense” means for any Person for any period, total cash interest expense (including without limitation that attributable to Capitalized Lease obligations) of such Person for such period with respect to all outstanding Debt of such Person (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing.

“Change in Control” shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or two or more persons acting in concert, (i) is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Borrower that represent 33% or more of the combined voting power of the Borrower’s then outstanding securities, or (ii) acquires the power (whether or not exercised) to elect a majority of the members of the Borrower’s Board of Directors.

“Consolidated” refers to the consolidation of accounts (including without limitation those of the Borrower and its Subsidiaries) in accordance with GAAP.

“Consolidated Cash Flow” means the cash flow available to the Borrower including, without limitation, management fees paid to the Borrower, dividends paid to the Borrower and amounts available from Subsidiaries to be paid as dividends to Borrower under surplus debentures or under sale/leaseback transactions during such period all determined in each case without duplication, and all determined in accordance with GAAP.

“Consolidated Net Worth” means the sum of the shareholders’ equity of the Borrower and its Consolidated Subsidiaries (excluding unrealized portfolio gains and losses), calculated in accordance with GAAP, but any capital units that are redeemable shall not be counted toward unitholders’ equity.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Debt of the Borrower and its Subsidiaries at such date, determined in accordance with GAAP.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distributions upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, unit purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby or (ii) the maximum stated amount so guaranteed or supported.

“Contractual Obligation” means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

“Controlled Group” means the Borrower and any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses as described in sections 414(b) and 414(c), respectively, of the Code or in section 4001 of ERISA.

“Debt” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (f) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse (it being understood, however, that if recourse is limited to such property, the amount of such Debt shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (g) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (h) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; and (i) all Contingent Liabilities of such Person; except that Debt shall not include (x) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Lender, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments or (y) any obligations of such Person under any Primary Policy.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Effective Date” has the meaning specified in Section 3.01.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Internal Revenue Code, in each case as in effect from time to time.  References to sections of ERISA also refer to successor sections.

“ERISA Event” means, with respect to the Borrower or any Subsidiary, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under section 4043 of ERISA), (b) the withdrawal of the Borrower or any Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA if such withdrawal would have a Material Adverse Effect on the Borrower, or on the Borrower and its Subsidiaries taken as a whole, (c) the filing of a notice of intent to terminate a Plan under a distress termination or the treatment of a Plan amendment as a distress termination under section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under section 4042 of ERISA, (e) the failure to make required contributions which would result in the imposition of a Lien under section 412 of the Code or section 302 of ERISA, or (f) any other event or condition which might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Events of Default” has the meaning specified in Section 6.01.

“Executive Officer” means, as to any Person, the president, the chief financial officer, the chief executive officer, the general counsel, the treasurer or the secretary.

“Existing Indebtedness” means the Debt of the Borrower or any Subsidiary reflected on Schedule 1.1 attached hereto.

“Financial Statements” means the financial statements referred to in Section 5.01(a).

“Fiscal Year” means any period of twelve consecutive calendar months ending on the last day of December.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Late Charge” has the meaning specified in Section 2.04.

“Law” means all ordinances, statutes, rule, regulations, orders, injunctions, policies, writs or decrees of any Governmental Authority or political subdivision or agency thereof or any court or similar entity or tribunal established by any thereof.

“Lenders” means SNB and each Person that executes and delivers to SNB a participation agreement acceptable to SNB and becomes a party to this Agreement, as contemplated by the terms of Section 7.07(a).  SNB and each such other Person shall be considered Lenders only so long as they retain interests herein.

“Lien” means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

“Loan Documents” means this Agreement, the Note, each Notice of Borrowing, each Guaranty, the Assignment Agreement, the Pledge Agreement, each Security Agreement, and all other agreements, instruments, certificates, financing statements, documents, schedules or other written indicia delivered by the Borrower or any of its Subsidiaries or any other Person in connection with any of the foregoing.

“Loan” means the Term Loan.

“Material Adverse Effect” means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on (a) the assets, business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole; or (b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Loan Documents; or (c) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document that by its terms purports to bind the Borrower or any Subsidiary.

“Material Subsidiary” means (a) each other Subsidiary of the Borrower and Subsidiary of Subsidiaries of the Borrower that either (i) as of the end of the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, has assets that exceed 10% of the total Consolidated assets of the Borrower and all its Subsidiaries as of the last day of such period or (ii) for the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, has revenues that exceed 10% of the Consolidated revenue of the Borrower and all of its Subsidiaries for such period.

“Multiemployer Plan” means a “multiemployer plan” as defined in section 4001(a)(3) of ERISA, and to which the Borrower or any of the Subsidiaries is making, or is obligated to make, contributions, or has made, or has been obligated to make, contributions.

“National Prime Rate” shall mean the annual rate of interest, from day to day, as published in the Wall Street Journal, Eastern Edition, Money Rates section (or, if no longer available or published, a similar publication) and designated as the Prime Rate, which is the base rate on corporate loans at large U.S. money center commercial banks, or if two (2) such rates are published, the higher of the two (2) rates.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations as determined in accordance with GAAP.

“Net Worth” means the sum of the shareholders’ equity of the Borrower and its Consolidated Subsidiaries, calculated in accordance with GAAP, but any capital units that are redeemable shall not be counted toward shareholders’ equity.

“Note” means the Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.01(c).

“Obligations” means shall mean the obligations of the Borrower:

(a)           to pay the principal, interest, commitment fees and any other liabilities of the Borrower to SNB under this Agreement and the other Loan Documents in accordance with the terms thereof;

(b)           to reimburse SNB, on demand, for all of SNB’s expenses and costs, including, without limitation, the reasonable fees and expenses of its counsel, in connection with the negotiation, preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder.

“Operating Lease” means any lease of real or personal property to the Borrower or any Subsidiary that is not a Capitalized Lease.

“Organization Documents” means, for any corporation or cooperative, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Investment” means, at any time:

(a)           any evidence of Debt issued or guaranteed by the United States Government;

(b)           commercial paper, maturing not more than one year from the date of issue, which is issued by (i) a corporation (except an Affiliate of the Borrower) rated at least A-2 by S&P, P-2 by Moody’s or D-2 by Duff & Phelps Credit Rating Company, or (ii) any Lender (or its holding company);

(c)           any certificate of deposit or bankers’ acceptance or eurodollar time deposit, maturing not more than three years after the date of issue, which is issued by either (i) a financial institution which is rated at least BBB+ by S&P or Duff & Phelps Credit Rating Company or Baa1 by Moody’s or 3 or above by the National Association of Insurance Commissioners, or (ii) any Lender;

(d)           any repurchase agreement with a term of one year or less which (i) is entered into with (A) any Lender, or (B) any other commercial banking institution of the stature referred to in clause (c)(i), and (ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(e)           investments in money market funds that invest solely in Permitted Investments described in clauses (a) through (d);

(f)            investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s;

(g)           investments in non-equity securities which are rated at least BBB by S&P or Duff & Phelps Credit Rating Company or Baa3 by Moody’s or 2 or above by the National Association of Insurance Commissioners, provided that the value of such investments held by the Borrower or by any Subsidiary that have any of the lowest of such ratings does not exceed ten percent (10%) of the value of all Permitted Investments held by such Person, determined in accordance with GAAP, as applicable;

(h)           investment in equity securities, including common and subordinated units, limited to 10% of the consolidated assets;

(i)            investments in non-equity securities which are not rated but are determined by the Borrower’s investment managers to be of comparable quality to investments permitted under clause (g); provided, however, that as promptly as practicable upon receipt of a written notice from SNB stating that an investment is not permitted under this clause (i), the Borrower shall sell such investment; and

(j)            investments in the capital units or preferred equity interests issued by a Material Subsidiary, provided that all assets thereof are invested solely in Permitted Investments described in clauses (a) through (i).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee pension benefit plan,” as such term is defined in ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and as to which any entity in the Controlled Group has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Pledge Agreement” has the meaning specified in Section 3.01(g).

“Pledged Collateral Market Value” means the cumulative value of the following in each case owned by the Borrower and its Subsidiaries: (a) the Hiland Common Units (as defined in Section 3.01 (g)(i) below), (b) the Hiland Subordinated Units (as defined in Section 3.01 (g)(i) below) and (c) any assets acquired after the Closing Date in which a security interest has been granted to Lender and perfected, in each case, pursuant to the terms hereof. For purposes of this definition, the value of (i) the Hiland Common Units on any date shall be the closing price for such Hiland Common Units as reflected on the NASDAQ securities exchange on such date, (ii) the Hiland Subordinated Units on any date shall be deemed to equal 85% of the value of the Hiland Common Units on such date and (iii) the assets referred to in clause (c) above shall be the fair market value of such assets as reasonably valued by Lender and subject to third-party verification as deemed necessary by the Administrative Agent.

“Quarterly Statement” means a quarterly financial statement that otherwise meets the requirements set forth in the definition of “Annual Statement.”

“Requirement of Law” for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” has the meaning specified in Section 3.01.

“Senior Debt” means the Obligations.

“Senior Debt Leverage Ratio” means the ratio of Senior Debt to Consolidated Net Worth.

“Subsidiary” means a Person of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares or other equity interests as have at the time of any determination hereunder more than 50% of the ordinary voting power; provided that, Hiland Partners, LP, a Delaware limited partnership and its subsidiaries and Hiland Partners GP, LLC, a Delaware limited liability company and its subsidiaries shall not be considered “Subsidiary” for the purposes of this Agreement., “Subsidiary” means a direct or indirect Subsidiary of the Borrower.

“Term Loan” means the Loan made to the Borrower by SNB pursuant to Section 2.01.

“Term Loan Commitment” has the meaning specified in Section 2.01.

“Term Loan Note” has the meaning specified in Section 2.01.

“Termination Date” has the meaning specified in Section 2.01.

“Welfare Plan” means any “employee welfare benefit plan” as such term is defined in ERISA, as to which the Borrower has any liability.

SECTION 1.02.  Computation of Periods.  In this Agreement in the computation of periods from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.  Conventions.  Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Loan Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP, as the context may require.  When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto, except that Borrower shall not be required to furnish notes and schedules with any Quarterly Statement.  When used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer or general partner of such Person) or which should have been known by such Person after reasonable inquiry.  The definition of any agreement, instrument or document shall also include any amendment or modification of or supplement to the same.  References to the Borrower or any Subsidiary shall also include its permitted successors and assigns.

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Term Loan Facility.  Upon the terms and conditions set forth herein, SNB shall make available to the Borrower, commencing on the Effective Date and until the Termination Date, Advances under the Term Loan in the aggregate maximum principal amount not to exceed Three Million Dollars ($3,000,000) (the “Term Loan Commitment”); provided, however, there shall be no re-advances of principal once the Term Loan has been fully advanced.

(a)           Generally.  On the Effective Date subject to the terms and conditions set forth herein, SNB shall provide to the Borrower the Loan in the form of one or more Advances under the Term Loan Facility which shall be used by the Borrower as set forth herein and the initial Advance shall occur on the Effective Date and shall be in the amount $2,500,000, including the existing principal balance of $1,204,616.71.  The Borrower shall not be permitted to reborrow any amount or any portion of any amount repaid by the Borrower under this Term Loan.  The principal balance of the Loan shall bear interest at the Applicable Rate, which is National Prime Rate plus one percent (1%) but in no event shall the Applicable Rate be less than five percent (5%).  The Applicable Rate shall be adjusted on the same date of any change in the National Prime Rate.

(b)           Commitment. Subject to the terms and conditions set forth herein, Lender agrees to make Advances on the Loan to the Borrower from time to time in an aggregate principal amount that will not result in (i) the principal balance due under the Loan exceeding fifty percent (50%) of the Pledged Collateral Market Value.

(c)           Principal And Interest Payments.  Commencing with the first day of September, 2009, and on the first day of each month thereafter until the Maturity Date, the Borrower shall pay all accrued interest on the Term Loan due as of the date of payment. All principal and unpaid interest shall become fully due and payable on December 31, 2009.

(d)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest, on the unpaid principal balance under the Note at a rate equal to the National Prime Rate plus seven percent (7%).

(e)           Term Note.  The obligations of the Borrower to repay the aggregate outstanding principal under the Term Loan and to pay accrued interest, fees and expenses thereon shall be evidenced by a promissory note, in a principal amount equal to the Term Loan Commitment, in form and substance satisfactory to SNB, to be executed and delivered to SNB concurrently with the execution and delivery of this Agreement (as amended, the “Term Note”). SNB is hereby authorized to record the date, type, and amount of each Advance, the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Term Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error, provided that neither the failure to record nor any error in such recordation shall affect the Borrower’s obligations under the Term Note.

SECTION 2.02.  NOT USED

SECTION 2.03.  Prepayments. (a) The  Borrower shall have the right to prepay an Advance, in whole or in part, without penalty or premium, at any time.

(b)           All prepayments under this Section 2.03 shall be made without set-off, deduction or counterclaim, shall include payment of any accrued and unpaid interest and fees in respect of the Loan and (if applicable), and applications of prepayments to principal shall first be applied to any installment of principal then due, and then be applied to the principal due in the reverse order of maturity, and no partial prepayment shall relieve the Borrower of the obligation to pay each subsequent installment of principal when due.

SECTION 2.04.  Late Charges.  Any payment owed by the Borrower under any Loan Document not made by the Borrower within 10 days of the date when due shall, at the option of SNB, bear late charges thereon calculated at a rate equal to five percent (5%) of each deliquent payment ( “Late Charge”).

SECTION 2.05.  Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (Oklahoma time) on the day when due  to SNB.

(b)           Whenever any payment due hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that such extension of time shall not be applicable for purposes of calculating or complying with any of the covenants contained herein.

(c)           All computations by SNB shall be conclusive and binding for all purposes absent manifest error. Both principal and interest are payable in lawful money of the United States of America and in immediately available funds.

SECTION 2.06.  Taxes. (a) Any and all payments by the Borrower under any Loan Document to or for the account of SNB shall be made, in accordance with Section 2.05 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, taxes imposed on SNB’s overall net income, and taxes imposed on SNB in lieu of net income taxes, by the jurisdiction under the laws of which SNB is organized or doing business (other than as a result of the making of the Advances) or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under any Loan Document being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to SNB, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.06) SNB receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under any Loan Document or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Note(s) or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify SNB for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.06) imposed on or paid by SNB (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date SNB makes written demand therefore.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to SNB, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to SNB.

SECTION 2.07.  Use of Proceeds.  The proceeds of the Loans shall be available and the Borrower agrees that it shall use the Loan proceeds for general corporate purposes consistent with this Agreement.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of this Agreement.  This Agreement shall become effective on the date (the “Effective Date”) SNB determines the following conditions precedent have been satisfied:

(a)           Since December 31, 2008 there shall have occurred no event or circumstance that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)           There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened in writing before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

(c)           All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to SNB) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of SNB that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(d)           The Borrower shall have notified SNB in writing as to its proposed Effective Date.

(e)           The Borrower shall have paid all accrued fees and expenses of SNB (including the accrued fees and expenses of counsel to SNB).

(f)            On the Effective Date, the following statements shall be true and correct in all material respects and SNB shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)            The representations and warranties contained in each Loan Document are correct on and as of the Effective Date (except any representation that speaks as of a specified prior date), and

(ii)           No event has occurred and is continuing that constitutes a Default or Event of Default.

(g)           SNB shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to SNB and in sufficient copies:

(i)            A pledge agreement, pledging 2,321,471 common units of Hiland Partners, LP, a Delaware limited partnership (the ‘Hiland Common Units”) and 3,020,000 subordinated units of Hiland Partners, LP, a Delaware limited partnership (the “Hiland Subordinated Units”), all owned by the Borrower, in form and substance acceptable to SNB (as amended, the “Pledge Agreement”), duly executed by the Borrower.

(ii)           If required by SNB, a security agreement, granting SNB a first-priority security interest in the collateral described therein, in form and substance acceptable to SNB (as amended, the “Security Agreement”), duly executed by the Borrower.

(iii)          Evidence that all other action that SNB may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, including, without limitation, the filing of Uniform Commercial Code financing statements and the delivery to SNB of certificates covering the common units and subordinated units intended to be subject to a first-priority pledge under the terms of the Pledge Agreement together with executed stock powers.

(v)           Certified copies of the resolutions of the Board of Directors of the Borrower approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.

(vii)         A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of such party authorized to sign the Loan Documents and the other documents to be delivered hereunder, together with Organization Documents and Certificates of Good Standing.

(viii)        NOT USED.

(ix)           NOT USED.

(x)            A copy of the draft audited Consolidated balance sheets of the Borrower and its Subsidiaries as of Fiscal Year ending December 31, 2008, and the related Consolidated statements of income and cash flows for such Fiscal Year all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), accompanied by the certification of the chief executive officer, chief financial officer or treasurer of the Borrower that to the best knowledge and belief of the Borrower all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the Consolidated results of operations and cash flows of the Borrower as at the end of such Fiscal Year and that the audited version of such financial statements will not be materially different.

(xi)           A duly executed original of each other Loan Document.

(xii)          A copy (certified by the Borrower as true and complete) of the existing documents evidencing the Existing Indebtedness.

(h)           SNB shall have received any schedules (satisfactory to SNB) to this Agreement, in form and substance satisfactory to SNB.

(i)            SNB shall have received such other documents, or such other action shall have been taken, in connection with the foregoing, as SNB may reasonablyrequest.

SECTION 3.02.  Conditions Precedent to the Making of the Advance.  The obligation of SNB to make the Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, the following statements shall be true:

(i)            the representations and warranties contained in each Loan Document are correct on and as of such date, and

(ii)           no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or Event of Default;

(b)           The Borrower shall have paid all accrued fees and expenses of SNB (including the accrued fees and expenses of counsel to SNB);

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

a)             Due Organization, Authorization, etc.  The Borrower and each Subsidiary (i) is a corporation, limited liability company or partnership duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of formation, (ii) is duly qualified to do business and (to the extent applicable) in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, which jurisdictions are set forth with respect to the Borrower and each Subsidiary on Schedule 4.01(a),  (iii) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (iv) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect.  The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which they are parties respectively, and the consummation of the transactions contemplated thereby are within their respective corporate powers and have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval, if required).  Each of the Borrower and its Subsidiaries has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien or right of termination or acceleration under, any Requirement of Law or Contractual Obligation binding upon the Borrower or such Material Subsidiaries.  Each of this Agreement and each other Loan Document is (or when executed and delivered will be) the legal, valid, and binding obligation of such of the Borrower and its Subsidiaries as are parties to such agreements respectively, enforceable against such parties in accordance with such agreements’ respective term, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; provided that the Borrower assumes for purposes of this Section 4.01(a) that this Agreement and the other Loan Documents have been validly executed and delivered by each of the parties thereto other than the Borrower and its Subsidiaries.

(b)           Books of Account.  All books of account of the Borrower and each Subsidiary fully and fairly disclose all of the transactions, properties, assets, investments,

liabilities and obligations of the Borrower and each such Subsidiary in all material respects and all of such books of account are in the possession of the Borrower and each such Subsidiary and are true, correct and complete in all material respects.

(c)           Financial Statements.  (i)  With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of shareholders’ equity and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to SNB for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures), and shall present fairly the Consolidated financial condition of the corporations covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments.  (ii) Except as set forth on Schedule 4.01(c), there has been no change in the business, assets, operations or financial condition of the Borrower or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect from that shown on the Borrower’s audited consolidated financial statements dated December 31, 2008, the Subsidiaries’ Annual Statements dated December 31, 2008, all of which statements have been furnished to SNB.

(d)           Litigation and Contingent Liabilities.  Except as set forth (including estimates of the dollar amounts involved) in Schedule 4.01(d), no claim, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or threatened against the Borrower or any of its Subsidiaries (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby.  Other than any liability incident to such claims, litigation or proceedings, the Borrower has no material Contingent Liabilities not provided for or referred to in the financial statements delivered pursuant to Section 3.01(g)(x).

(e)           Employee Benefit Plans.  Set forth on Schedule 4.01(e) is a list of all welfare plans and all pension plans, within the meaning of sections 3(1) and (2) of ERISA, respectively, which, to the knowledge of the Borrower, are maintained with respect to employees of the Borrower or its Subsidiaries.  Also set forth in Schedule 4.01(e) is a list of all Multiemployer Plans, all Welfare Plans and all Plans which the Borrower has adopted or expects to adopt.

(f)            Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(g)           Regulations U and X.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.  None of the Borrower, any of its Subsidiaries, any Affiliate of any of them or any Person acting on their behalf has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Advances or the use of proceeds of Advances to violate Regulations U or X of the FRB.

(h)           Proceeds.  The proceeds of the Advances will be used as provided in Section 2.07.  None of such proceeds will be used in violation of applicable law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock as defined in Regulation U or X of the FRB.

(i)            Ownership of Properties.  On the date of any Loan or Advance, the Borrower and its Subsidiaries will have good title to all of their respective material properties and assets, real and personal, of any nature whatsoever and, except as set forth on Schedule 4.01(i) and except for Liens permitted under Section 5.02(l), all such assets are free and clear of all Liens.

(j)            Accuracy of Information.  All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower or any of its Subsidiaries to SNB for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries (including, without limitation, information such as notice of judgments involving the officers and directors of the Borrower and its Subsidiaries) to SNB will be true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading.

(k)           Subsidiaries.  Schedule 4.01(k) contains a complete list of the Borrower’s Subsidiaries indicating which Subsidiaries are Material Subsidiaries and/or Insurance Subsidiaries.  Except as indicated on Schedule 4.01(k), each Subsidiary is a wholly-owned Subsidiary of the Borrower.

(l)            Taxes.  Each of the Borrower and each of its Subsidiaries has filed all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including, without limitation, all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent or that are disclosed on Schedule 4.01(l) and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, except as set forth on Schedule 4.01(l), and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect.  Except as set forth in Schedule 4.01(l), there is no ongoing audit or, to the Borrower’s knowledge, other governmental investigation of the tax liability of the Borrower or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Borrower’s or any such Subsidiary’s tax liability, for any period for which returns have been filed or were due.  As used in this Section 4.01(l), the term “taxes” includes all taxes of any nature whatsoever and however denominated, including, without limitation, excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

(m)          Securities Laws.  Neither the Borrower nor any Affiliate of the Borrower, nor anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Loans for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would subject the issuance or sale of the Loans or any other liability to registration under the Securities Act of 1933, as amended.

(n)           Compliance with Laws.  Neither the Borrower nor any of its Subsidiaries, by virtue of consummating the transactions evidenced by the Loan Documents or otherwise, is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Borrower’s knowledge, no such violation has been alleged and each of the Borrower and its Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

(o)           No Defaults.  No event of default (or other event authorizing the creditor to accelerate indebtedness) has occurred under any credit agreement or other agreement containing an obligation for the Borrower or any Subsidiary to make payments in excess of $150,000.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants.  So long as any portion of any Loan or Advance shall remain unpaid or SNB shall have any commitment to make an Advance hereunder, the Borrower will and will cause each of its Subsidiaries, as applicable, to:

(a)           Reports, Certificates, Financial Ratio and Other Information.  Furnish or cause to be furnished to SNB:

(i)            GAAP Financial Statements:

(A)          Within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries, as of the close of such quarter and the related Consolidated statements of income for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments).  Such financial statements shall be complete and correct in accordance with GAAP (subject to normal year end adjustments).

(ii)           Debt to Worth Ratio.  As of June 30, 2009, and until the Loan is paid in full, the Borrower shall maintain a ratio between (a) the Borrower’s total debt and (b) the Borrower’s total net worth (as determined by GAAP) of not greater than 1.25:1.

(iii)          Notice of Default, Etc.  Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic or e-mail notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing by the Borrower by certified or registered mail, recognized courier, hand delivery or telecopier within two (2) Business Days.

(iv)          Notice of Litigation and ERISA.  Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto:  (A) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding (including any Internal Revenue Service or Department of Labor proceeding with respect to any Plan or Welfare Plan) which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (B) an ERISA Event, and an event with respect to any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability (other than a liability for contributions or premiums), fine or penalty, (C) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Loan Document or (D) any other event which could be reasonably expected to have a Material Adverse Effect.

(v)           New Subsidiaries.  Promptly upon formation or acquisition of any Subsidiary, written notice of the name, purpose and capitalization of such Subsidiary and whether such Subsidiary is a Material Subsidiary; and cause such Subsidiary, to become a party to the Guaranty, pledge the shares of such Subsidiary pursuant to the terms of the Pledge Agreement, and take such other actions in connection therewith, as may be requested by SNB.

(vi)          Other Information.  From time to time such other information concerning the Borrower or any Subsidiary as SNB may reasonably request.

(b)           Corporate Existence; Foreign Qualification.  Do and cause to be done at all times all things necessary to (i) maintain and preserve (in the existing jurisdiction of incorporation) the corporate existence of the Borrower and each Material Subsidiary of the Borrower, and (ii) be, and ensure that each Material Subsidiary of the Borrower is, duly qualified to do business and (to the extent applicable) be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect.

(c)           Books, Records, Inspections and Collateral.  (i) Maintain, and cause each of its Subsidiaries to maintain, materially complete and accurate books and records in accordance with GAAP and in addition, with respect to each Subsidiary, (ii) permit, and cause each of its Subsidiaries to permit, access at reasonable times by SNB to its books and records, (iii) permit, and cause each of its Subsidiaries to permit, SNB or its designated representative to inspect during normal business hours its properties and operations, (iv) permit, and cause each of its Subsidiaries to permit, SNB to discuss its business, operations and financial condition with its officers and its independent accountants, and (v) maintain, and cause each of its Subsidiaries to maintain all material books and records and all collateral described in the Security Agreements only at the headquarters office of the Borrower.

(d)           Insurance.  Maintain, and cause each of its Material Subsidiaries to maintain, insurance policies to such extent and against such hazards and liabilities  as are shown in Schedule 4.01(t) as in effect on the date hereof and as otherwise may be required by SNB or by law or as may be customarily maintained by prudent companies similarly situated.

(e)           Taxes and Liabilities.  Pay, and cause each of its Subsidiaries to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP except where failure to pay would not have a Material Adverse Effect.

(f)            Employee Benefit Plans.  Maintain, and cause each of its Subsidiaries to maintain, each Plan and Welfare Plan in compliance in all material respects with all applicable Requirements of Law except where failure to so comply would not have a Material Adverse Effect.

(g)           Compliance with Laws.  Comply, and cause each of its Subsidiaries to comply, (i) with all federal and local laws, rules and regulations related to its businesses, and (ii) with all Contractual Obligations binding upon such entity, except in each case where failure to so comply would not in the aggregate have a Material Adverse Effect.

(h)           Conduct of Business.  Engage, and cause each Material Subsidiary to engage, in insurance business and related activities in all material respects (including without limitation lines of insurance underwritten) the same as presently engaged in.

SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain unpaid or the commitment to make any Advance remains in effect, the Borrower will and will cause each of its Subsidiaries, as applicable, to:

(a)           Mergers, Consolidations and Sales.  Without SNB’s written consent, Borrower shall not, and not permit any of its Subsidiaries to, (i) merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person (other than a newly formed Subsidiary or the acquisition of a Subsidiary which complies with clause (B) of this Section 5.02(a) or the acquisition of shares of a Subsidiary held by minority shareholders), or (ii) in the case of any Subsidiary, issue capital stock to any person other than the Borrower, or (iii) sell, transfer, pledge, convey, repurchase, retire (except as required by applicable law) or otherwise grant an interest in any capital stock, or (iv) sell, transfer, pledge, convey, lease or otherwise convey an interest in all or any substantial part of its assets (including without limitation the capital stock of Subsidiaries) other than any sale, transfer, conveyance or lease in the ordinary course of business or any sale or assignment of receivables; except for (A) any such merger or consolidation of any direct wholly owned Subsidiary of the Borrower into, with or to Borrower or any other direct wholly owned Subsidiary, (B) purchases or acquisitions which otherwise comply with the terms hereof provided (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the purchase price for any single purchase or acquisition does not exceed 10% of Net Worth minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) as of the date of such purchase or acquisition (calculated on a pro forma basis giving effect to such acquisition or purchase) and (z) the aggregate purchase price of all purchases and acquisitions after the Effective Date does not exceed 20% of Net Worth minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) and (C) sales of assets and capital stock of Subsidiaries that are not Material Subsidiaries, provided that as to (A), (B) and (C) above, no Default or Event of Default has occurred and is continuing.

(b)           Regulations U and X.  Not, and not permit any of its Subsidiaries to, hold margin stock (as such term is defined in Regulation U of the FRB) having a value in excess of 20% of the value of the assets of the Borrower and its Subsidiaries taken as a whole after taking into account the application of the proceeds of the Advances.

(c)           Other Agreements.  Not, and not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be materially violated or materially breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

(d)           Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that (i) transactions between the Borrower and any wholly-owned Subsidiary of the Borrower, or between any wholly-owned Subsidiaries of the Borrower, and (ii) investments described in clause (i) of the definition of “Permitted Investments” shall be excluded from the restrictions set forth in this Section 5.02(d).

(e)           Liens.  Not create or permit to exist any Lien on any assets of the Borrower (including, without limitation, the capital stock of the Subsidiaries) or any of the Borrower’s Subsidiaries, now or hereafter existing or acquired, or on the capital stock of any of the Borrower’s Subsidiaries, except the following:  (A) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (B) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of the business of the Borrower and its Subsidiaries taken as a whole; (C) Liens in connection with the acquisition of fixed assets after the date hereof and attaching only to the property being acquired, (D) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits, (E) mechanics’, workers’, materialmen’s, landlord liens and other like Liens for amounts payable by the Borrower or its Subsidiaries, arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (F) Liens listed on Schedule 5.02(e) in effect on the date hereof; (G) attachments, judgments and other similar Liens for sums payable by the Borrower or its Subsidiaries not exceeding $50,000 in the aggregate at any one time; (H) attachments, judgments and other similar Liens for sums exceeding the $50,000 limit described in clause (G), the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; and (I) Liens pursuant to the Loan Documents.

(f)            Restrictions on Negative Pledge Agreements.  Not, and not permit any of its Subsidiaries to, enter into or assume any agreement, other than any Loan Document, that places any restrictions upon the right of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired.

(g)           No Amendment of Certain Documents.  Not enter into or permit any amendment, modification or waiver of or supplement to the Organization Documents that would (i) create or amend redemption provisions applicable to the Borrower’s capital units to provide for mandatory redemption or redemption at the option of the holder prior to the repayment of the Loans, or (ii) in any other manner be materially adverse to the interests of SNB.

(h)           Subsidiaries.  Not permit any Subsidiaries to (i) expend cash other than in the ordinary course of operations (including payment of claims) and loans to the Borrower during any Fiscal Year of the Borrower in excess of $150,000; or (ii) enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction (other than loans to Borrower permitted under (i)) or contract unless such arrangement, transaction or contract (A) is on an arm’s length basis, and (B) shall not be in connection with the making of any loans or advances or the issuance of any guarantees to or for the benefit of any Affiliate or otherwise; provided, however, this Section 5.02(h) shall not affect any Subsidiaries’ ability to declare and pay dividends to the Borrower.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           Non-Payment of Principal and Interest on Loan or Reduction in Pledged Collateral Market Value.  Default in the payment when due of any principal of or interest on any Loan; or the principal balance due under the Loan exceeds fifty percent (50%) of the Pledged Collateral Market Value; or

(b)           Non-Payment of Fees, Etc.  Default and continuation thereof for five days in the payment when due of fees or of any other amount (except as set forth in Section 6.01(a)) payable hereunder or under the other Loan Documents; or

(c)           Non-Payment of Other Debt.  (i) Default in the payment when due and continuance of such default after any applicable grace period (whether or not such Debt is accelerated) of any amount payable under any Debt (other than Advances) of, or guaranteed by, the Borrower or any of its Subsidiaries if the aggregate amount of such other Debt of the Borrower and/or any of its Subsidiaries which is due and payable or which is or maybe accelerated, by reason of such default or defaults is $150,000 or more, or (ii) default in the performance or observance of any other obligation or condition and continuance of such default after any applicable grace period with respect to any Debt (other than Advances) of, or guaranteed by, the Borrower and/or any of its Subsidiaries if (in the case of clause (B)) the effect of such default or defaults is to accelerate or permit the acceleration of the maturity of any such Debt of $150,000 or more in the aggregate prior to its expressed maturity; or

(d)           Other Material Obligations.  Except for obligations covered under other provisions of this Article VI, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, the Borrower or any of its Subsidiaries with respect to any material purchase or lease obligation of $150,000 or more (unless the existence of any such default is being contested by the Borrower in good faith and by appropriate proceedings and the Borrower has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days; or

(e)           Bankruptcy, Insolvency, Etc.  (i) The Borrower or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against any such Person any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days;  (iii) there shall be commenced against any such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;  (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons; or

(f)            Non-compliance with Covenants.  Failure by the Borrower or any Subsidiary to comply with any of its covenants set forth in Section 5.02, or any other failure of any of the requirements of Section 5.02 to be satisfied at any time; or

(g)           Non-compliance with Other Provisions.  Failure by the Borrower or any Subsidiary to comply with or to perform any provision of this Agreement or the other Loan Documents (and not constituting an Event of Default under any of the other provisions of this Article VI and such failure shall continue unremedied for a period of 30 days; or

(h)           Warranties and Representations.  Any warranty or representation made by or on behalf of the Borrower or any Subsidiary herein or in any other Loan Document is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of Borrower or any Subsidiary to SNB is false, misleading, or incomplete in any material respect on the date as of which the facts therein set forth are stated or certified; or

(i)            Employee Benefit Plans.  A contribution failure occurs with respect to any Plan sufficient to give rise to a Lien against the Borrower or any of its Subsidiaries under section 302(f)(1) of ERISA (as in effect on the Effective Date) or withdrawal by one or more companies in the Controlled Group from one or more Multiemployer Plans to which it or they have an obligation to contribute and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal or withdrawals (including any outstanding withdrawal liability that the Controlled Group has incurred on the date of such withdrawal) is $100,000 or more, or any other event described in Section 5.01(a)(x) has occurred and is continuing; or

(j)            Loan Documents.  Any action shall be taken by or on behalf of the Borrower or any Affiliate thereof to discontinue any of the Loan Documents or to contest the validity, binding nature or enforceability of any thereof, or any Lien created or intended to be created by any Loan Document shall cease to be a duly perfected first-priority Lien (other than as may be permitted by the terms of such Loan Document), or applicable Laws shall have changed since the Effective Date to adversely affect the rights of SNB or any other Lender under the Loan Documents; or

(k)           Change in Control Or Cessation of Pubic Trading of the Hiland Common Units.  A Change in Control occurs or the Hiland Common Units cease to be publicly traded; or

(l)            Judgments.  A final judgment or judgments that exceed an aggregate of $250,000 at any one time shall be rendered against the Borrower or any Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s); or

(m)          Change in Law Affecting Dividends.  Any change is made in applicable Law that restricts the authority of any Subsidiary to issue dividends which restriction is reasonably likely to have a Material Adverse Effect on the ability of the Borrower to perform its obligations hereunder; or

(o)           Cross-Default.  A default or event of default shall have occurred and be continuing in any other agreement between the Borrower or any Affiliate of Borrower as obligor and SNB as obligee; or then, and in any such event, SNB (i) by notice to the Borrower, may declare the obligation to make Advances and/or Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) by notice to the Borrower, may declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the United States Bankruptcy Code, (A) the obligation of SNB to make Advances and/or Loans shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  In addition, if any Event of Default has occurred and is continuing, SNB may exercise any of its rights provided in the Pledge Agreement, the Guaranties, the Security Agreements, the Assignment Agreement and each other Loan Document or available under the Uniform Commercial Code or other applicable Laws.  Without limitation, SNB may appoint a receiver or trustee to assume control over all or any part of the business or assets of the Borrower or any of its Subsidiaries (subject only to any restrictions that may be imposed by the Authority).

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.  Amendments, Etc.  No amendment of any provision of any Loan Document shall be effective unless the same shall be in writing and signed by SNB and each party to such Loan Document.  No consent to any departure by the Borrower or any other party (other than SNB) from the requirements of any Loan Document shall be effective unless the same shall be in writing and signed by SNB, and then such consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02.  Notices, Etc.  Except for Notices of Borrowing, all notices and other communications provided for hereunder shall be in writing and sent by certified or registered mail, recognized courier, hand delivery, or telecopier, or to the extent provided in Section 5.01(a)(v) by e-mail; if to the Borrower, at its address at P.O. Box 5103, Enid, Oklahoma 73702-

5103, Fax (580) 616-2080 Attention: Chief Financial Officer; if to SNB, at its address at 201 West Broadway, Enid, Oklahoma 73701, to the attention of Mr. Brad B. Blankenship, President or, as to the Borrower or SNB, at such other address as shall be designated by such party in a written notice to the other party.  All such notices and communications sent as provided above shall be effective upon dispatch, except that notices and communications to SNB pursuant to Article II, III or VII shall not be effective until received by SNB.  Delivery by email or telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any other Loan Document or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 7.03.  No Waiver; Remedies.  No failure on the part of SNB to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04.  Costs and Expenses. (a) Regardless of whether any Loan may be extended, the Borrower agrees to pay from time to time on demand all reasonable costs and expenses of SNB in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered thereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and Lender meetings) transportation, computer, duplication, appraisal, consultant, filing, and audit expenses and (B) the fees and expenses of counsel for SNB with respect thereto and with respect to advising SNB as to its rights and responsibilities under this Agreement.  The Borrower further agrees to pay on demand all costs and expenses of SNB (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for SNB in connection with the enforcement of rights under this Section 7.04(a).

(b)           The Borrower agrees to indemnify and hold harmless SNB and its Affiliates and its officers, directors, employees, agents and advisors (each, an “Indemnified Party”), on an after-tax basis (notwithstanding anything to the contrary herein), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Note(s), this Agreement, any other Loan Document, any of the transactions contemplated herein or therein, the Borrower or any Subsidiary’s nonperformance or breach or misrepresentation hereunder or thereunder, or the actual or proposed use of the proceeds of the Loan, or the properties pledged as collateral under the Loan Documents, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against SNB, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Note(s), this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.06 and this 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Note(s).

SECTION 7.05.  Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, each of SNB and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by SNB or such Affiliate to or for the credit or the account of the Borrower or any of its Affiliates against any and all of the obligations of the Borrower or any of its Affiliates under any Loan Document.  The rights of SNB and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that SNB and its Affiliates may have.

SECTION 7.06.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and SNB and upon satisfaction of the conditions precedent set forth in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, SNB and their respective successors and assigns, except that the Borrower shall not (and shall not permit any Subsidiary to) assign its rights under any Loan Document or any obligation or interest therein without the prior written consent of SNB (which SNB may withhold in its sole discretion).

SECTION 7.07.  Assignments and Participations.  (a) SNB or another Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans owing to it and the Note(s) held by it).  Upon any such assignment, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights (other than its rights under Sections 2.06 and 7.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning SNB’s rights and obligations under this Agreement, SNB shall cease to be a party hereto).

(b)           SNB and each other Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans owing to it and any Note(s) held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Note(s) or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Note(s) or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(c)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

SECTION 7.08.  Confidentiality.  The Borrower will, and will cause each of its Subsidiaries to, keep the existence of the credit facility provided hereunder and the terms of the Loan Documents confidential, except that the Borrower or any Subsidiary may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such party is subject or in connection with an examination of such party by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which such party may be party; and (E) to such party’s independent auditors and other professional advisors.

SECTION 7.09.  Further Assurances.  The Borrower shall (and shall cause its Subsidiaries to) at its expense execute any amendments hereto or other documents or instruments, or take such other actions, (i) as may be necessary to create and perfect a first priority and exclusive security interest in any personal property acquired by the Borrower or any of its Subsidiaries to secure the obligations of the Borrower and the Subsidiaries under the Loan Documents, or to continue the perfection of the Liens created by the Loan Documents, and (ii) as SNB or any other Lender may reasonably request to protect SNB’s or any other Lender’s rights under the Loan Documents or otherwise to effectuate the purposes thereof, including without limitation in connection with any assignment contemplated by the terms of Section 7.07.

SECTION 7.10.  Governing Law.  This Agreement and each other Loan Document shall be governed by, and construed in accordance with, the internal Law of the State of Oklahoma.

SECTION 7.11.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.12.  Waiver of Jury Trial.  Both the Borrower and SNB hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any Loan Document, the Advances or the actions of SNB in the negotiation, administration, performance or enforcement thereof.

SECTION 7.13.  Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submitsto the nonexclusive jurisdiction of any Oklahoma state court or federal court of the United States of America sitting in Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Oklahoma state court or, to the extent permitted by law, in such federal court. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 7.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Note in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Note in any Oklahoma state or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HILAND HOLDINGS GP, LP, a Delaware limited partnership

By:	Hiland Partners GP Holdings, LLC, its general partner

By :

Name :	Matthew S. Harrison
Title:	Vice President-Finance, Chief Financial Officer and Secretary

THE SECURITY NATIONAL BANK OF ENID

By :
Brad B. Blankenship, President

Schedules

Schedule 4.01(a)	-	Jurisdictions

Schedule 4.01(c)	-	Adverse Changes

Schedule 4.01(d)	-	Litigation

Schedule 4.01(e)	-	Employee Benefit Plans

Schedule 4.01(i)	-	Ownership of Properties

Schedule 4.01(k)	-	Subsidiaries

Schedule 4.01(l)	-	Taxes

Schedule 5.02(e)	-	Liens